Exhibit 8


                               FORM OF OPINION OF
                      [MAYS & VALENTINE, L.L.P. LETTERHEAD]







                               February ___, 1998


Marshall National Bank and Trust Company       Mercantile Bankshares Corporation
8372 West Main Street                          Two Hopkins Plaza
Marshall, VA 20115                            Baltimore, MD 21203

Marshal Interim National Bank and Trust Company
8372 West Main Street
Marshall, VA 20115

    Tax Opinion Regarding Merger of Marshall National Bank and Trust Company
         With and Into Marshall Interim National Bank and Trust Company
                  Formed by Mercantile Bankshares Corporation
                  -------------------------------------------

Gentlemen:

                  You have requested our opinion as to certain federal income tax consequences with respect to the consummation of the proposed merger of Marshall National Bank and Trust Company, a national banking association (the "Bank"), into Marshall Interim National Bank and Trust Company, a recently-organized interim national banking association (the "Interim Bank"), pursuant to the terms and conditions of the Agreement and Plan of Affiliation and Merger, dated November 20, 1997, including the Agreement to Merge attached as an exhibit thereto (the "Agreement"), between the Bank and Mercantile Bankshares Corporation, a bank holding company organized under the laws of Maryland (the "Holding Company").

                               I. The Transaction
                                  ---------------

                  Pursuant to the Agreement and subject to various regulatory approvals, the Bank will be merged with and into the Interim Bank under the charter of the latter and in accordance with the provisions of, and with the effect provided in, 12 U.S.C. Section 215a and regulations promulgated thereunder (the "Merger"). The bank resulting from the Merger will be a wholly-owned subsidiary of the Holding Company and will conduct its business in substantially the same manner as the Bank had done before the Merger.

Marshall National Bank and Trust Company,
   Marshal Interim National Bank and Trust Company
   & Mercantile Bankshares Corporation
February __, 1998
Page 2


                  At the effective date of the Merger, each outstanding share of common stock of the Bank ("Bank Stock") will be exchanged for and converted into
1.75 shares of common stock of the Holding Company ("Holding Company Stock"). Cash will be paid in lieu of fractional shares.

                                 II. Examination
                                     -----------

                  In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof.

                  As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and in the Registration Statement on Form S-4 filed by the Holding Company and dated on or about December 30, 1997, furnished to the shareholders of the Bank in connection with the solicitation of proxies to be used at the shareholders' meeting called to approve the Agreement, as well as the representations recited in Section III hereof.

                         III. Additional Representations
                              --------------------------

                  In connection with the proposed Merger, the following additional representations have been made by officers of the Bank and the Holding Company:

                  A. The exchange ratio of Holding Company Stock to outstanding Bank Stock is the result of arm's length bargaining. Accordingly, the fair market value of Holding Company Stock to be received by the Bank's shareholders will be approximately equal to the fair market value of Bank Stock surrendered in exchange therefor.

                  B. To the best knowledge of the management of the Bank, there is no plan or intention on the part of the Bank's shareholders to sell or otherwise dispose of Holding Company Stock to be received by them in the Merger that will reduce their holdings thereof to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all the Bank Stock held by Bank shareholders on the effective date of the Merger. For purposes of this representation, shares of Bank Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company Stock will be treated as outstanding Bank Stock on the effective date of the Merger. Moreover, shares of Bank Stock and shares of Holding Company Stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

Marshall National Bank and Trust Company,
   Marshal Interim National Bank and Trust Company
   & Mercantile Bankshares Corporation
February __, 1998
Page 3


                  C. In the proposed Merger, the Bank will transfer to the Interim Bank assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately prior to the Merger. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank immediately preceding the Merger, will be included as assets of the Bank held immediately prior to the Merger.

                  D. There is no plan or intention to sell or otherwise dispose of any of the assets of the Bank to be transferred to the Interim Bank in the proposed Merger, except for dispositions made in the ordinary course of business.

                  E. Each party to the Merger will pay its own expenses, if any, incurred in connection with the transaction.

                  F. After consummation of the Merger, the bank resulting from the Merger will conduct its business operations in substantially the same manner as the Bank had done before the Merger, but as a wholly-owned subsidiary of the Holding Company.

                  G. There is no plan or intention for the Holding Company to liquidate the Interim Bank, to merge the Interim Bank into another corporation, or to sell or otherwise dispose of the stock in the Interim Bank, nor is there any plan or intention for the Holding Company to redeem or otherwise acquire any of its stock to be issued in the proposed transaction.

                  H. There is no plan or intention for the Interim Bank to issue additional shares of its stock that would result in Holding Company losing control of Interim Bank within the meaning of Section 368(c)(1) of the Code.

                  I. The liabilities of the Bank to be assumed by the Interim Bank in the proposed transaction were incurred in the ordinary course of business and are associated with the assets to be transferred.

                  J. There is no intercorporate indebtedness existing between or among the Holding Company, the Bank and the Interim Bank that was issued, acquired, or will be settled at a discount.

Marshall National Bank and Trust Company,
   Marshal Interim National Bank and Trust Company
   & Mercantile Bankshares Corporation
February __, 1998
Page 4


                  K. The fair market value and adjusted basis of the assets of the Bank to be transferred to the Interim Bank will each equal or exceed the sum of the liabilities to be assumed by the Interim Bank plus the amount of liabilities to which the assets are subject.

                  L. No dividends or other distributions will be made with respect to any Bank Stock before the proposed Merger, except for regular, normal distributions.

                  M. None of the shares of Holding Company stock and no other property received by a shareholder-employee in exchange for Bank Stock pursuant to the Merger is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services actually rendered and bargained for at arm's length, or commensurate with a third party arm's length negotiation.

                  N. No  two  parties  to  the  Merger  are   investment
companies  as  defined  in  Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  O. The Bank is not under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  P. No Stock of the Interim Bank will be issued in the Merger.

                  Q. Cash paid to Bank shareholders in lieu of issuing fractional shares will be paid solely for the purpose of saving the expense and inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent a mechanical rounding off of the number of shares of Holding Company Stock to be issued to Bank shareholders.

                                   IV. Opinion
                                       -------

                  Based upon the foregoing, and assuming no change in the laws or facts underlying this transaction between the date of this opinion and the date the Merger is completed, we are of the opinion that for federal income tax purposes:

                  1. The Merger will constitute and qualify as a reorganization within the meaning of the Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, to which the Bank, the Interim Bank and the Holding Company will each be a party;

                  2. No gain or loss will be recognized by the Holding Company, the Interim Bank or the Bank as a result of the Merger;

Marshall National Bank and Trust Company,
   Marshal Interim National Bank and Trust Company
   & Mercantile Bankshares Corporation
February __, 1998
Page 5


                  3. No gain or loss will be recognized by the shareholders of the Bank upon the receipt by them of Holding Company Stock in exchange for their shares of Bank Stock;

                  4. Provided that the Bank Stock is held as a capital asset, the tax basis of Holding Company Stock received by the shareholders of the Bank will be the same as the tax basis of the Bank Stock surrendered and exchanged therefor; and

                  5. Provided that the Bank Stock is held as a capital asset, the holding period of the Holding Company Stock received by the shareholders of the Bank will include the period during which the Bank Stock surrendered in exchange therefor was held.

                  This opinion is made in connection with the Merger and is solely for the benefit of the Holding Company, the Interim Bank, the Bank and the Bank's shareholders. It may not be relied upon in any other manner or by any other person.

                                                     Very truly yours,